Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form F-1 of Taiwan Liposome Company, Ltd. of our report dated February 6, 2018, except with respect to the matters discussed in the second and third paragraphs of Note 1 to the consolidated financial statements, as to which the date is September 17, 2018, relating to the financial statements of Taiwan Liposome Company, Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

October 19, 2018